UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 16, 2007

Material Technologies, Inc.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	33-23617 (Commission File Number)	95-4622822 (I.R.S. Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 (Address of principal executive offices) (zip code)

(310) 208-5589 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sale of Equity Securities

            On March 16, 2007, we completed a private placement of 2,500,000 shares of our Class A Common Stock and warrants to purchase 2,500,000 shares of our Class A Common Stock to two investors (the “Investors”).  The securities were sold as a unit (the “Units”) at a price of $0.40 per Unit with the Investors purchasing an aggregate of 2,500,000 Units for aggregate gross proceeds of $1,000,000.  Each Unit consisted of one (1) share of Class A Common Stock and one (1) warrant to purchase one share of Class A Common Stock at an exercise price of $0.60 per share (“Warrant”).  The Warrants are exercisable immediately and are exercisable for a period of three (3) years.  We paid a placement agent and finders fee of $230,000 and issued 368,334 warrants (the “Agent Warrants”) to purchase common stock at $0.60 to Continental Advisors, S.A. who acted as the placement agents.  In connection with the transaction, we issued an additional 1,750,000 warrants to purchase common stock at $0.60 to the investors and a finder.

            In connection with the offer and sale of securities to the Investors and the placement agents, we relied on the exemption from registration provided by Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

EXHIBITS

10.1	Regulation S Subscription Agreement with Anima S.G.R.p.A. Rubrica Anima America.

10.2	Regulation S Subscription Agreement with Julius Baer Multistock SICAV U.S. Stock Fund.

10.3	Warrant with Anima S.G.R.p.A. Rubrica Anima America for 1 million shares

10.4	Warrant with Anima S.G.R.p.A. Rubrica Anima America for 750,000 shares

10.5	Warrant with Julius Baer Multistock SICAV U.S. Stock Fund for 1.5 million shares

10.6	Warrant with Julius Baer Multistock SICAV U.S. Stock Fund for 750,000 shares

10.7	Warrant with Continental Advisors, S.A.

10.8	Warrant with Condor Wealth Management for 125,000 shares

10.9	Second Warrant with Condor Wealth Management for 125,000 shares

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2007	Material Technologies, Inc.,
a Delaware corporation

/s/ Robert M. Bernstein
By: Robert M. Bernstein
Its: Chief Executive Officer